EXHIBIT 10.6

SUMMARY OF COMPENSATION FOR

THE BOARD OF DIRECTORS OF

NEOGEN CORPORATION

Non-employee directors receive the following compensation:

Compensation	Amount

Annual Cash Retainer	$24,000 in aggregate, paid quarterly in advance

Annual Equity Retainer (1)	3,000 shares of Neogen Corporation (the “Company”) common stock

Annual Fee for Audit Committee Chair:	$500

Annual Fee for Compensation Committee Chair:	$500

Annual Fee for Corporate Governance Committee Chair:	$500

Board Meeting Attendance Fee	$1,000

Committee Meeting Fees	$500

The Company also reimburses members of the Board of Directors for all expenses incurred in attending meetings or performing their duties as directors.

Members of the Board of Directors who are employees or officers of the Company or any of its subsidiaries do not receive any compensation for serving on the Board of Directors or any committees thereof.

Effective October 6, 2011.

(1)

All non-employee directors are granted non-qualified options to purchase 5,000 shares of Neogen Corporation common stock when first elected to the Board of Directors. These options have ten year lives and three year ratable vesting provisions. Each director is granted 3,000 options to purchase Neogen Corporation common stock annually, with ten year lives and three year ratable vesting provisions.